Exhibit 10.72
SUPERVISORY AGREEMENT
This Supervisory Agreement (Agreement) is made this 15th day of March, 2010 (Effective Date), by and through the Board of Directors (Board) of NCB, FSB, Hillsboro, Ohio, OTS Docket No. 08527 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Central Region (Regional Director).
WHEREAS, the Association, which is subject to examination, regulation and supervision by the OTS;
WHEREAS, the OTS has the statutory authority pursuant to 12 U.S.C. § 1818 to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates;
WHEREAS, in furtherance of their common goal to ensure that the Association continues to address the unsafe or unsound practices or violations of law or regulation identified by the OTS in the July 6, 2009 Report of Examination (2009 ROE), the Association, without admitting or denying that such grounds exist, and the OTS have mutually agreed to enter into this Agreement; and
WHEREAS, the Association’s Board duly adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement.
NOW THEREFORE, in consideration of the above premises, it is agreed as follows:
Business Plan.
1.	(a) Within forty-five (45) days, the Association shall submit a business plan for January 1, 2010 through December 31, 2011 (Business Plan) that is
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acceptable to the Regional Director. At a minimum, the Business Plan shall incorporate the recommendations contained in the 2009 ROE and requirements of this Agreement, and include:
(i) establishment of a minimum Tier 1 (Core) Capital Ratio and Total Risk-Based Capital Ratio commensurate with the Association’s risk profile;
(ii) detailed capital preservation and enhancement strategies with date specific narrative goals;
(iii) development of and steps for implementing operating strategies by business line to achieve increased core deposits, realistic core earnings and net income levels, with the goal of achieving profitable operation of the Association while reducing reliance on volatile funding sources;
(iv) maintenance of adequate Allowance for Loan and Lease Losses (ALLL) provisions;
(v) procedures designed to ensure quarterly Board review of the external and internal risks that may affect the Association’s ability to implement the operations and lines of business contained in the Business Plan. The Board review shall include, but not be limited to, adverse scenarios relating to asset or liability mixes, interest rates, staffing levels and expertise, operating expenses, marketing costs, and economic conditions in the markets where the Association is operating;
(vi) detailed quarterly financial projections of the Association on a stand-alone basis for the period beginning with January 1, 2010 through December 31, 2011; and
(vii) detailed assumptions for all financial projections, such as
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the assumed interest rate scenarios; noninterest income and noninterest expense; disposition of real estate owned (REO); ALLL; cost of funds projections; and loan origination rates using recent experience and taking into consideration current national and regional economic conditions.
(b) Within thirty (30) days of receipt of written non-objection from the Regional Director, the Association shall implement the Business Plan. A copy of the Business Plan shall be provided to the Regional Director within ten (10) days after Board approval.
(c) The Association must operate within the parameters of its Business Plan. Any proposed material deviations1 from or changes to the Business Plan shall be submitted for the prior, written non-objection of the Regional Director. Requests for any material deviations or changes must be submitted at least sixty (60) days before a proposed change is implemented.
2.	(a) Within forty-five (45) days of the end of each quarter, beginning with the quarter ending June 30, 2010, the Association shall provide the Board to review written reports comparing projected operating results contained within the Business Plan to actual results (Variance Analysis Reports). The reports shall include a thorough and diligent review and assessment of the Senior Executive Officers’ [2] implementation of and the Association’s compliance with the Business Plan. The Board’s review of these reports and compliance with the Business Plan shall be fully documented in the appropriate Board meeting minutes.

[1]	A deviation shall be considered material under this Subparagraph of the Agreement if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material deviation.

[2]	The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.
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(b) Within sixty (60) days of the end of each quarter beginning with the quarter ending June 30, 2010, the Board shall provide the Regional Director with a copy of the Variance Analysis Report required by this Paragraph.
Liquidity Risk Management Program.
3.	(a) Within thirty (30) days, the Association shall submit to the Regional Director an updated Liquidity Management Policy and Liquidity Contingency Plan that is acceptable to the Regional Director to identify and monitor on an ongoing basis the Association’s current and projected funding needs and access to sufficient funds to meet those needs (Liquidity Risk Management Program). At a minimum, the Liquidity Risk Management Program shall include:
(i) a monthly review by the Board of deposit structure, including volume and trend to total deposits; maturity distribution of time deposits; rates being paid on each type of deposit in comparison to competitors in the Association’s trade area; and limits on large time deposits, public funds and out-of-area deposits;
(ii) limits on concentrations in or excessive reliance upon any single source or type of funding, such as brokered funds, internet deposits, or similar rate sensitive or credit sensitive deposits;
(iii) methodologies for computing the cost of funds and analyzing marginal funding costs, and incorporating those results into the Association’s asset and liability committee (ALCO) decisions and written profit plan strategies;
(iv) acceptable risk tolerance levels, such as individual and aggregate limits on borrowed funds by type and source, or a minimum limit on the amount of short-term investments;
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(v) a minimum liquidity ratio and defining how the ratio is to be calculated;
(vi) the proper use of borrowings (i.e., seasonal credit needs, match funding of loans, etc.); the manner in which the borrowing strategy will be approved and documented; the means by which the Association will avoid concentration of funding sources; and pricing and collateral requirements with specific allowable funding channels identified (e.g., internet deposits, Fed funds purchased, and other correspondent borrowings);
(vii) written monthly reports to the Board detailing the Association’s liquidity position, including the Association’s net non-core funding ratio;
(viii) a written Liquidity Contingency Plan including identification of possible sources of funds and priority for their implementation;
(ix) submitting a quarterly cash flow analysis acceptable to the Regional Director or more frequently as requested by the Regional Director; and
(x) appropriate lines of credit at correspondent banks, including the Federal Reserve Bank, that would allow the Association to borrow funds to meet depositor demands if the Association’s other provisions for liquidity prove to be inadequate;
(xi) the retention of securities and other identified categories of investments that can be liquidated within one day in amounts sufficient (as a percentage of the Association’s total assets) to ensure the maintenance of the Association’s liquidity position at a level consistent with short- and long-term liquidity objectives;
(xii) monitoring of current market conditions affecting liquidity generally as well as the specific funding sources relied on by the Association.
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(b) Within thirty (30) days of receipt of written non-objection from the Regional Director, the Association shall implement the Liquidity Risk Management Program.
Allowance for Loan and Lease Losses.
4.	(a) Within forty-five (45) days, the Association shall revise its policies, procedures, and methodology to ensure the timely establishment and maintenance of an adequate ALLL in accordance with applicable laws, regulations and regulatory guidance (ALLL Policy) that is acceptable to the Regional Director.
(b) Within thirty (30) days of receipt of written non-objection from the Regional Director, the Association shall implement the ALLL Policy. A copy of the ALLL Policy shall be provided to the Regional Director within seven (7) days after Board approval.
(c) Within fifteen (15) days, the Association shall submit the name, experience, and qualifications of an independent third-party to conduct a review and validation of the Association’s ALLL methodology used for commercial real estate and commercial loans to the Regional Director for written non-objection. The Association shall retain the independent third-party within fifteen (15) days of receipt of written non-objection from the Regional Director. The engagement letter between the Association and the third party shall require that within forty-five (45) days after the date of the execution of the engagement letter, the final written validation report containing the findings and recommendations issued by the third party shall be sent simultaneously to the Board and to the Regional Director.
Mission-Critical Contingency Plan.
5.	(a) Within forty-five (45) days, the Association shall submit a written contingency plan that identifies alternative sources of or providers for the data processing,
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administrative, and managerial services currently provided to the Association by the Association’s affiliates (Mission-Critical Contingency Plan) that is acceptable to the Regional Director. The Mission-Critical Contingency Plan shall provide guidance to Association management and employees that can be implemented immediately, if necessary. At a minimum, the Mission-Critical Contingency Plan shall:
(i) identify alternative suppliers and vendors that the Association may rely upon to supply the services that may be used in place of, and that are fully compatible with, the current outsourced services; and
(ii) outline the circumstances under which the Association may enter into a binding agreement with a non-affiliate servicer provider.
(b) Within thirty (30) days of receipt of written non-objection from the Regional Director, the Board shall adopt the Mission-Critical Contingency Plan. A copy of the Mission-Critical Contingency Plan shall be provided to the Regional Director within ten (10) days after Board approval.
Growth.
6. Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter without the prior written approval of the Regional Director. The growth restrictions imposed by this Paragraph shall remain in effect until the Association receives the Regional Director’s written non-objection of its Business Plan pursuant to Paragraph 1 of this Agreement.
Dividends.
7. Effective immediately, the Association shall not declare or pay dividends or make any other capital distribution, as that term is defined in 12 C.F.R. § 563.141, without receiving the
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prior written approval of the Regional Director. The Association’s written request for approval shall be submitted to the Regional Director at least sixty (60) days prior to the anticipated date of the proposed declaration, dividend, or distribution of capital.
Severance and Indemnification Payments.
8. Effective immediately, the Association shall not make any golden parachute payment3 or any prohibited indemnification payment4 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.
Directorate and Management Changes.
9. Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers set forth in 12 C.F.R. Part 563, Subpart H.
Employment Contracts and Compensation Arrangements.
10.	(a) Effective immediately, the Association shall not enter into any new contractual arrangement or renew, extend, or revise any existing contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction. The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such Senior Executive Officer or director, including all benefits and perquisites. The Board shall ensure that any contract, agreement, or arrangement submitted to the Regional

[3]	The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

[4]	The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).
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Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 — Appendix A.
(b) Effective immediately, the Association shall not increase any salaries, bonuses, or director’s fees or make any other similar payments, directly or indirectly, to the Association’s directors or Senior Executive Officers without prior written non-objection from the Regional Director.
Third Party Contracts.
11. Effective immediately, the Association shall not enter into any new arrangement or contract or renew, extend or revise any existing arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association5 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract; (b) determined that the arrangement or contract complies with the standards and guidelines set forth in OTS Thrift Bulletin 82a; and (c) received written notice of non-objection from the Regional Director.
Effective Date.
12. This Agreement is effective on the Effective Date as shown on the first page.
Duration.
13. This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.

[5]	A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital.
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Time Calculations.
14. Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.
Submissions and Notices.
15. All submissions, including progress reports, to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.
16. Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)	To the OTS:

Regional Director Office of Thrift Supervision One South Wacker Drive, Suite 2000 Chicago, Illinois 60606 Facsimile: (312) 917-5001

(b)	To the Association:

Chairman of the Board NCB, FSB 2011 Crystal Drive, Suite 800 Arlington, Virginia 22202-3709 Facsimile: (703) 647-4203
No Violations Authorized.
17. Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
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OTS Authority Not Affected.
18. Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
19. The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 19 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.
Miscellaneous.
20. The laws of the United States of America shall govern the construction and validity of this Agreement.
21. If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
22. All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.
23. The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
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24. The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
25. This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.
Signature of Directors/Board Resolution.
26. Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement. This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement.
WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

NCB, FSB Hillsboro, Ohio	OFFICE OF THRIFT SUPERVISION

/s/	By:	/s/

Charles E. Snyder, Chairman		Daniel T. McKee
Regional Director, Central Region

/s/ Steven A. Brookner, Director		Date: See Effective Date on page 1

/s/ Roger B. Collins, Director
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/s/ Peter A. Conrad, Director

/s/ Steven F. Cunningham, Director

/s/ Jane Garcia, Director

/s/ William F. Hampel, Director

/s/ Kathleen M. Luzik, Director

/s/ Alfred A. Plamann, Director

/s/ Kenneth A. Rivkin, Director

/s/ Stuart M. Saft, Director
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